EXHIBIT 10.9

CONSENT AND WAIVER

This Consent and Waiver (“Consent”) is executed and delivered to Great Lakes Capital Acceptance, LLC, an Illinois limited liability company (“GLCA”), as of this 18th day of August, 2003, by Textron Financial Corporation (“Textron”).

RECITALS

A. Pursuant to the terms of that certain Loan and Security Agreement dated as of December 11, 2002 by and between Textron, Great Lakes Funding I, LLC (“GLFI”) and GLCA (with each of GLFI and GLCA being a “Borrower”), Textron has provided Borrower a revolving line of credit for borrowings of up to $7,000,000 (the “Loan Agreement”).

B. Section 7.8 of the Loan Agreement prohibits any Borrower from entering into any merger or consolidation or from liquidating or dissolving.

C. Section 7.13 of the Loan Agreement prohibits any Borrower from making any distribution, redemption or repurchase on account of any membership interest of a Borrower.

D. Section 3.6(c) of the Loan Agreement requires any Borrower to prepay amounts due under the Loan Agreement immediately after the receipt of proceeds from the issuance of any membership interest or units of any Borrower.

E. On or about July 31, 2003, GLFI filed for dissolution with the State of Illinois (the “Dissolution”).

F. GLCA will offer to investors up to 1,000,000 Units of its 8.375% Series A Cumulative Redeemable Preferred Membership Interests at $25.00 per Unit (up to an aggregate of $25,000,000) (the “Offering”) upon effectiveness of its registration statement to be filed with the SEC.

CONSENT

1. Textron hereby consents to the consummation and completion by GLCA of the Offering and waives any rights it may have under the Loan Agreement or any Events of Default (as that term is defined in the Loan Agreement) that may occur as a result of the Offering.

2. Textron hereby consents to GLCA filing a copy of the Loan Agreement as an exhibit to any documents required to be filed in connection with the Offering.

3. Textron hereby consents to the Dissolution and waives any rights it may have under the Loan Agreement or any Events of Default (as that term is defined in the Loan Agreement) that may have occurred as a result of the Dissolution.

4. To the extent that any of the actions taken by the Borrowers prior to the date hereof as described in the Recitals to this Consent constituted an Event of Default (as that term is defined in the Loan Agreement) or constituted a breach of any other provision in the Loan Agreement, each such Event of Default and breach is waived by Textron.

IN WITNESS WHEREOF, Textron has caused this Consent to be executed in its name and attested by its duly authorized officers, as of the date first above written.

TEXTRON FINANCIAL CORPORATION

/s/ Textron Financial Corporation

By:	Michael G. Giulioli

Its:	Vice President

ATTEST:

By: